EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2011, with respect to the financial statements included in the Annual Report of America’s Suppliers, Inc. on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this Registration Statement (Form S-8 relating to the America’s Suppliers, Inc. 2009 Long-Term Incentive Compensation Plan).  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ MaloneBailey, LLP

Houston, Texas
August 11, 2011